UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 16, 2008

ValueClick, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30699 Russell Ranch Road, Suite 250, Westlake Village, California		91362
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	818-575-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 16, 2008, ValueClick, Inc. ("ValueClick" or "the Company") completed the divestiture of two non-core assets in order to focus on its core-competency of providing online marketing products and services. The divestitures are:

• The sale of its AdVault software suite of production, financial, and offline media planning and buying solutions for advertising agencies, to MediaBank, LLC. ValueClick retains the separate Mediaplex online advertising technology solutions business marketed under the MOJO brand, which is unrelated to the AdVault suite and a key part of the Company’s core online marketing services portfolio.

• The sale of its inkjet e-commerce business to an undisclosed private buyer.

AdVault was included in the Company’s Technology business segment, while the e-commerce business was included in the Media business segment. For the first half of 2008, these divested businesses in aggregate represented less than four percent of ValueClick’s consolidated revenue and an immaterial portion of the Company’s total operating income. The aggregate gross proceeds from these divestitures of approximately $18 million and the related net gain will be recorded in the Company’s fourth quarter 2008 results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

October 17, 2008	By:	John Pitstick

Name: John Pitstick
Title: Chief Financial Officer